   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1998.
                                                  REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 202549
                                 -------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -------------
                              DEAN FOODS COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              36-0984820
    STATE OR OTHER JURISDICTION OF         EMPLOYER IDENTIFICATION NUMBER
     INCORPORATION OR ORGANIZATION
                             3600 NORTH RIVER ROAD
                            FRANKLIN PARK, IL 60131
                                (847) 678-1680
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDE AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ERIC A. BLANCHARD
                             3600 NORTH RIVER ROAD
                            FRANKLIN PARK, IL 60131
                                (847) 678-1680
 (NAME, ADDRESS, INCLUDE ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
          H. KURT VON MOLTKE                     KEVIN F. BLATCHFORD
           KIRKLAND & ELLIS                        SIDLEY & AUSTIN
        200 EAST RANDOLPH DRIVE               ONE FIRST NATIONAL PLAZA
           CHICAGO, IL 60601                      CHICAGO, IL 60603
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box: [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statements number of the earlier effective registration statement for the same offering. [_]
  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED  PER UNIT(1)(2) PRICE(1)(2)     FEE(3)
-------------------------------------------------------------------------------
Debt Securities(4).......     (5)           (5)           (5)          (5)
Common Stock, par value
$1.00 per share(6).......     (5)           (5)           (5)          (5)
-------------------------------------------------------------------------------
Total(7)................. $350,000,000      100%      $350,000,000   $103,250
-------------------------------------------------------------------------------

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(1) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").
(3) Of the $103,250 filing fee, $15,152 was previously paid in connection with a registration statement filed earlier relating to the registration of an aggregate of $50,000,000 of unsold securities of the Company, so that $88,098 is being paid herewith.
(4) Subject to note (7) below, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $350,000,000 less the dollar amount of any securities previously issued hereunder.
(5) Not required to be included in accordance with General Instruction II.D.
    of Form S-3 under the Securities Act.
(6) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of Common Stock of the Company as shall be issuable upon conversion or redemption of Debt Securities of the Company registered hereunder.
(7) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $350,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies.
                                 -------------
  Pursuant to Rule 429 under the Securities Act, the Prospectus included in this Registration Statement also relates to the Securities of the Company previously registered under the Company's Registration Statement on Form S-3 (No. 33-57353). This Registration Statement constitutes Post-effective Amendment No. 1 to the Company's Registration Statement on Form S-3 (No. 33-57353).
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JANUARY 23, 1998

PROSPECTUS

                                  $350,000,000

                               DEAN FOODS COMPANY

                                DEBT SECURITIES

  Dean Foods Company (the "Company") intends to issue from time to time senior debt securities (the "Senior Securities") and/or subordinated debt securities (the "Subordinated Securities") each of which will be a direct, unsecured obligation of the Company for aggregate proceeds not to exceed the equivalent of $350,000,000 and offered to the public on terms determined by market conditions at the time of sale (the Senior Securities and the Subordinated Securities being herein referred to collectively as the "Debt Securities"). The Senior Securities, when issued, will rank on a parity with all the unsecured and unsubordinated indebtedness of the Company, and the Subordinated Securities, when issued, will be subordinated in right of payment to the prior payment in full of "Senior Indebtedness" (as defined herein) of the Company. See "Description of Debt Securities--Provisions Applicable Solely to Subordinated Securities--Subordination." The Debt Securities may be denominated in U.S. dollars or in any other currency, including composite currencies such as the European Currency Unit, as may be designated by the Company (the "Specified Currency"). Debt Securities may be sold for U.S. dollars or any other currency, including composite currencies, and the principal of and any interest on Debt Securities may be payable in U.S. dollars or in any other currency including composite currencies, in each case, as the Company specifically designates.

  The Debt Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The specific designation, aggregate principal amount, ranking, authorized denominations, purchase price, maturity, interest rate (or method of calculation) and date of payment of any interest, any terms for optional or mandatory redemption or repurchase, any index or formula for determining the amount of any principal, premium or interest rate, the currency or currency unit in which principal, premium or interest is payable, whether the securities are issuable in registered form or in the form of global securities and any provisions for the conversion or exchange of such Debt Securities, any listing on a securities exchange or other specific terms of, and, if applicable, material United States federal income tax considerations relating to, the Debt Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in the accompanying supplement to the Prospectus (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities.

                                 ------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

  The Offered Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company, underwriters or dealers are involved in the sale of any Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company will be set forth in a Prospectus Supplement.

  This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                                 ------------

                The date of this Prospectus is January   , 1998.

  No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy material and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, on the web site (http://www.sec.gov) maintained by the Commission, or at its regional offices, at 500 West Madison, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy material and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto as permitted by the rules and regulations of the Commission. For information with respect to the Company and the Debt Securities, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended May 25,
  1997.

    (2) The Company's Report on Form 8-K dated October 1, 1997.

    (3) The Company's Quarterly Reports on Form 10-Q for the thirteen week period ended August 24, 1997 and the twenty-six week period ended November 23, 1997.

    (4) The description of the Company's Common Stock and the Common Stock Purchase Rights associated therewith contained in the Company's
  Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, dated August 1, 1988, as amended on August 8, 1988, August 10, 1988 and December 27, 1989.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Debt Securities contemplated hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference other than exhibits to such documents. Requests for such copies should be directed to the Corporate Secretary, Dean Foods Company, 3600 North River Road, Franklin Park, Illinois 60131, telephone number (847) 678-1680.

  Unless the context indicates otherwise, as used in this Prospectus the term "Company" refers to Dean Foods Company and its consolidated subsidiaries. The Company's fiscal year ends on the last Sunday in May. Unless the context indicates otherwise, references herein to years are for years ending on that date.

                                  THE COMPANY

  Dean Foods Company and its subsidiaries are engaged in the processing, distribution and sales of dairy, vegetable, pickle and specialty food products. The Company's business segments are Dairy (fluid milk and cultured products, ice cream and extended shelf life products), Vegetables (frozen and canned vegetables), Pickles (pickles, relishes and specialty items) and Specialty (powdered products, sauces, refrigerated salad dressings, puddings and dips). A significant portion of the Company's products are sold under private labels. The Company also operates a trucking business hauling less-than-truckload freight, concentrating primarily on refrigerated and frozen cartage, the results of which are reported in the Specialty segment.

  Acquisitions have been an important factor in the Company's strategy. The Company generally focuses on food companies that have a well-established reputation for quality products and services, offer complementary products and services, or provide additional production and distribution facilities.

  The predecessor to the Company was incorporated in Illinois in 1925. The principal office of the Company is located at 3600 North River Road, Franklin Park, Illinois 60131, and its telephone number is (847) 678-1680.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds of the offering of the Debt Securities for general corporate purposes, which may include repaying existing indebtedness or financing acquisitions. Further details relating to the use of the net proceeds will be set forth in the applicable Prospectus Supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

      TWENTY SIX WEEKS                                  FISCAL YEAR ENDED MAY,
            ENDED                                      ------------------------
      NOVEMBER 23, 1997                                1997 1996 1995 1994 1993
      -----------------                                ---- ---- ---- ---- ----
      5.5x............................................ 5.2x (a)  5.4x 6.2x 6.1x

--------
(a) The fiscal 1996 ratio of earnings to fixed charges is less than one-to-one due to a $150 million special charge ($97.7 million after tax), resulting in a fixed charge coverage deficiency of $69.4 million.

  For the purpose of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes, plus fixed charges. Fixed charges consist of interest expense, net, including amortization of discount and financing costs and one-third of the operating rental expenses which management believes is representative of the interest component of rent expense.


                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Securities.

  The Senior Securities are to be issued in one or more series (each such series a "Series") under an Indenture dated as of January 15, 1998, as supplemented from time to time (the "Senior Indenture"), between the Company and The Bank of New York, as Trustee (the "Senior Trustee"), and the Subordinated Securities are to be issued in one or more Series under an Indenture dated as of January 15, 1998, as supplemented from time to time (the "Subordinated Indenture"), between the Company and a trustee to be named prior to an offering of Subordinated Securities, as Trustee (the "Subordinated Trustee"). The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entireties by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indentures are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to sections in both Indentures unless otherwise indicated. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indentures. The Indentures are substantially identical, except for certain covenants of the Company in the Senior Indenture and provisions relating to subordination and conversion contained only in the Subordinated Indenture.

  The Debt Securities will be obligations of the Company exclusively. Because the Company conducts substantially all of its business through its subsidiaries, the ability of the Company to meet its obligations under the Debt Securities and its other indebtedness will be dependent on the earnings and cash flow of its subsidiaries and the ability of its subsidiaries to pay dividends and to advance funds to the Company. In addition, the Company's rights and the rights of its creditors and securities holders, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against any such subsidiary. Except with respect to the covenants "Limitations on Liens" and "Limitations on Sale and Lease-Back Transactions" contained in the Senior Indenture described below, neither the Senior Indenture nor the Subordinated Indenture restricts or limits the ability of any subsidiary of the Company to incur, create, assume or guarantee indebtedness or encumber its assets or properties. At November 23, 1997, the Company's subsidiaries had approximately $24 million of outstanding indebtedness, approximately $13 million of which was guaranteed by the Company and would have constituted Senior Indebtedness.

  At November 23, 1997, the Company had approximately $372 million aggregate principal amount of Senior Indebtedness outstanding and no subordinated indebtedness outstanding.

  The Prospectus Supplement will contain any additional or revised information with respect to the senior and subordinated debt outstanding as of the date of the Prospectus Supplement.

GENERAL

  The Indentures do not limit the amount of Debt Securities which can be issued thereunder and provide that Debt Securities of any Series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. Debt Securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). Special United States federal income tax considerations applicable to any Debt Securities so denominated will be described in the applicable Prospectus Supplement. The Indentures do not limit the amount of other indebtedness or securities, other than in the case of the Senior Indenture certain secured indebtedness as described below, which may be issued by the Company. All Senior Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. All Subordinated Securities will be unsecured and will be subordinated in right of payment to the prior payment in full of Senior Indebtedness (which term includes the Senior Securities) of the Company described below under "Provisions Applicable Solely to Subordinated Securities--Subordination." The Trustee will authenticate and deliver Debt Securities executed and delivered to it by the Company as set forth in the applicable Indenture.

  Reference is made to the applicable Prospectus Supplement for the following and other possible terms of each Series of the Offered Securities in respect of which this Prospectus is being delivered: (i) the title of the Offered Securities and classification as Senior Securities or Subordinated Securities;
(ii) any limit upon the
aggregate principal amount of the Offered Securities; (iii) the currency or currency units based on or relating to currencies in which such Offered Securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable; (iv) any index used to determine the amount of payment of principal of, and any premium and interest on, the Offered Securities; (v) if other than 100% of the principal amount, the percentage of their principal amount at which the Offered Securities will be offered; (vi) the date or dates (or method of determination thereof) on which the principal of the Offered Securities will be payable; (vii) the rate or rates (or method of determination thereof) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders to whom interest is payable; (viii) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Offered Securities will be payable; (ix) the price or prices at which, the period or periods within which and the terms and conditions upon which Offered Securities may be redeemed, in whole or in part, at the option of the Company; (x) the obligation, if any, of the Company to redeem, repurchase or repay Offered Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a Holder thereof; (xi) whether the Debt Securities are convertible into any other securities and the terms and conditions of such convertibility; (xii) whether the Offered Securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee;
(xiii) whether the Offered Securities will be issuable in registered form or bearer form and, if Offered Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Securities in bearer form; (xiv) whether and under what circumstances the Company will pay additional amounts on Offered Securities held by a person which is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (xv) any additional Event of Default; and (xvi) any other terms or conditions not inconsistent with the provisions of the applicable Indenture upon which the Offered Securities will be offered. (Section 2.3) "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

  Unless otherwise provided in the Prospectus Supplement relating to any Offered Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable and exchangeable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on the Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register. Interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date. (Section 2.7)

  Debt Securities may be issued in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. (Section 2.7) Debt Securities may be exchanged for an equal aggregate principal amount of Debt Securities of the same Series and date of maturity in such authorized denominations as may be requested upon surrender of the Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.8) No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8) Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. (Section 2.8)

  Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Both Senior Securities and Subordinated Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 1.1) Special United States federal income tax considerations applicable to any such Original Issue Discount Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

  Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

  Each Indenture requires the annual filing by the Company with the Trustee of a certificate as to compliance with all conditions and covenants contained in the Indenture. (Section 3.4)

  The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Securities at the option of the holders thereof. Any such obligation applicable to a Series of Debt Securities will be described in the Prospectus Supplement relating thereto.

  Unless otherwise described in a Prospectus Supplement relating to any Offered Securities, there are no covenants or provisions contained in either Indenture which may afford the holders of Offered Securities protection in the event of a highly leveraged transaction involving the Company, except to the limited extent described under "Limitations on Liens" and "Limitation on Sale and Lease-Back Transactions" in the Senior Indenture and "Consolidation, Merger, Sale or Conveyance" in the Indentures as described below. Such covenants or provisions are not subject to waiver by the Company's Board of Directors without the consent of the holders of not less than a majority in principal amount of Senior Securities of each Series or Subordinated Securities of each Series, as applicable, as described under "Modification of Indenture" below.

REGISTERED GLOBAL SECURITIES

  The registered Debt Securities of a Series may be issued in the form of one or more fully registered global Debt Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such Series. In such cases, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the Series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a Series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such Series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Registered Global Security.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Principal and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interest in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days or an Event of Default has occurred and is continuing with respect to such Debt Securities, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a Series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such Series in definitive form in exchange for the Registered Global Securities or Securities representing such Debt Securities. (Section 2.8)

PROVISIONS APPLICABLE SOLELY TO SENIOR SECURITIES

 Limitations on Liens

  The Senior Indenture provides that, so long as any of the Senior Securities of a Series remain outstanding, unless the terms of any Series of Senior Securities provide otherwise, the Company will not and will not permit any Consolidated Subsidiary to issue, assume or guarantee any indebtedness for money borrowed ("Indebtedness") secured by a mortgage, pledge, security interest or other lien (a "Lien") upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns a Principal Property unless (a) the Company makes effective provision pursuant to which the Senior Securities shall be secured by such Lien equally and ratably with (or prior to) any and all other obligations and Indebtedness thereby secured, or (b) the aggregate amount of all such Indebtedness secured by such a Lien on the Company and its Consolidated Subsidiaries then outstanding, together with all Attributable Debt in respect of sale and lease-back transactions existing at such time (with the exception of transactions which are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below), would not exceed 15% of the Consolidated Net Tangible Assets of the Company.

  Such limitation will not apply to, and there shall be excluded in computing such Indebtedness for purposes of this restriction, certain permitted Liens including (a) Liens existing as of the date of the issuance of Senior Securities of any Series, (b) Liens on property or assets of, or any shares of stock or securing Indebtedness of, any corporation existing at the time such corporation becomes a Consolidated Subsidiary, (c) Liens on property or assets or shares of stock or securing Indebtedness existing at the time of acquisition (including acquisition through merger or consolidation) and certain Liens to secure Indebtedness incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition of, or the completion of the construction of and commencement of operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost thereof, (d) Liens to secure certain development, operation, construction, alteration, repair or improvement costs, (e) Liens in favor of, or which secure Indebtedness owing to, the Company or a Consolidated Subsidiary, (f) Liens in connection with government contracts, including the assignment of moneys due or to come due thereon, (g) certain Liens in connection with legal proceedings to the extent such proceedings are being contested in good faith, (h) certain Liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics', materialmans', carriers' or other similar Liens, (i) Liens on property securing obligations issued by a domestic governmental issuer to finance the cost of acquisition or construction of such property, and (j) extensions, substitutions, replacements or renewals of the foregoing if the principal amount of the indebtedness secured thereby is not increased and is not secured by any additional assets. (Section 3.5 of the Senior Indenture)

 Limitation on Sale and Lease-Back Transactions

  The Senior Indenture provides that, so long as any of the Senior Securities of a Series remain outstanding, unless the terms of any Series of Senior Securities provide otherwise, neither the Company nor any Consolidated Subsidiary may enter into any arrangement with any person (other than the Company) providing for the leasing by the Company or a Consolidated Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years), which Principal Property has been or is to be sold or transferred more than 120 days after such Principal Property has been owned by the Company or such Consolidated Subsidiary and completion of construction and commencement of full operation thereof, by the Company or a Consolidated Subsidiary to such person (herein referred as a "Sale and Lease-Back Transaction"). (Sections 3.5 and 3.6 of the Senior Indenture)

  Such limitation will not apply to any Sale and Lease-Back Transaction if (a) the net proceeds to the Company or such Consolidated Subsidiary from the sale or transfer equal or exceed the fair value (as determined by the Board of Directors of the Company) of the Principal Property so leased, (b) the Company or such Consolidated Subsidiary could incur Indebtedness secured by a Lien on the Principal Property to be leased pursuant to "Limitation on Liens" above in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Senior Securities or
(c) the Company, within 120 days after the effective date of any such Sale and Lease-Back Transaction, applies an amount equal to the fair value (as determined by the Board of Directors of the Company) of the Principal Property so leased to (x) the retirement of Funded Debt (including Debt Securities) of the Company or (y) the acquisition of additional real property. (Section 3.6 of the Senior Indenture)

 Certain Definitions

  The term "Attributable Debt," in respect of the Sale and Lease-Back Transactions described above, is defined to mean as of any particular time, the present value, discounted at the Composite Rate, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Sale and Lease-Back Transactions with respect to facilities financed with certain tax exempt securities are excepted from the definition. (Section 1.1 of the Senior Indenture)

  The term "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities

(excluding any thereof constituting Funded Debt by reason of being extendible or renewable), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and its Consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. (Section 1.1 of the Senior Indenture)

  The term "Consolidated Subsidiary" is defined to mean a subsidiary of the Company the accounts of which are consolidated with those of the Company in accordance with generally accepted accounting principles. (Section 1.1 of the Senior Indenture)

  The term "Funded Debt" is defined to mean all indebtedness for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower (excluding obligations under any capital leases). For the purpose of determining "Funded Debt," there shall be excluded any particular indebtedness if, on or prior to the final maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds for the payment, redemption or satisfaction of such indebtedness. (Section 1.1 of the Senior Indenture)

  The term "Principal Property" is defined to mean, as of any date, any building, structure or other facility together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing or production (other than any pollution control facility), in each case located in the United States, and owned or leased or to be owned or leased by the Company or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of the Consolidated Net Tangible Assets of the Company as shown on the consolidated balance sheet contained in the latest filing of the Company with the Commission, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Consolidated Subsidiaries, considered as one enterprise.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED SECURITIES

  Subordination. The Subordinated Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof). (Sections 13.1, 13.4 and 13.5 of the Subordinated Indenture)

  The term "Senior Indebtedness" is defined to mean (i) indebtedness or obligations (other than the Subordinated Securities) of, or guaranteed or assumed by, the Company for borrowed money which is evidenced by bonds, debentures, notes, or other similar instruments unless, by the terms of such indebtedness or obligation it is provided that such indebtedness or obligation is not senior in right of payment to the Subordinated Securities, and (ii) amendments, renewals, extensions, modifications and refinancings of any such indebtedness or obligations. (Section 1.1 of the Subordinated Indenture)

  If (i) without the consent of the Company a court shall enter an order for relief with respect to the Company under the United States federal bankruptcy laws or a judgment, order or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal or state bankruptcy or insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the Subordinated Securities. In such event, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by a holder of any Subordinated Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of or any interest on the Subordinated Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior in right of payment to the Subordinated Securities and such other obligations. (Section 13.1 of the Subordinated Indenture)

  By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Securities. In addition, other creditors of the Company who are not holders of Subordinated Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Securities.

  Conversion. The Subordinated Indenture may provide for a right of conversion of Subordinated Securities into Common Stock (or cash in lieu thereof). The following provisions will apply to Debt Securities that are convertible Subordinated Securities unless otherwise provided in the Prospectus Supplement relating to such Debt Securities.

  The holder of any convertible Subordinated Securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated

Securities into shares of Common Stock at the conversion price or conversion rate set forth in the applicable Prospectus Supplement, subject to adjustment (Sections 12.3 and 14.2 of the Subordinated Indenture). If a Subordinated Security is called for redemption, the holder may convert it until the close of business on the redemption date. The holder of convertible Subordinated Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 14.2 of the Subordinated Indenture)

  In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Indenture. Such events include the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassification of the Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as defined in the Subordinated Indenture); and the distribution to all holders of Common Stock of evidences of indebtedness, equity securities other than Common Stock or other assets (excluding cash dividends paid from surplus) or certain subscription rights or warrants (other than those referred to above). See "Description of Capital Stock--Rights Plan." No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 14.4 of the Subordinated Indenture).

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock (Section 14.3 of the Subordinated Indenture). Upon conversion, no adjustments will be made for accrued interest and therefore convertible Subordinated Securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible Subordinated Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. No interest will be payable on any convertible Subordinated Securities called for redemption and converted between a record date and the open of business of the next succeeding interest payment date. (Section 14.2 and 14.4 of the Subordinated Indenture)

  In the case of any consolidation or merger of the Company with or into any other Person (with certain exceptions) or any sale or transfer of all or substantially all the assets of the Company, the holder of convertible Subordinated Securities, after the consolidation, merger, sale or transfer, will have the right to convert such convertible Subordinated Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such consolidation, merger, sale or transfer, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Securities immediately prior to such consolidation, merger, sale or transfer. (Section 14.5 of the Subordinated Indenture)

EVENTS OF DEFAULT

  An Event of Default with respect to the Debt Securities of any Series is defined in each Indenture as: (i) default in the payment of any installment of interest upon any of the Debt Securities of such Series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal of any of the Debt Securities of such Series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; (iii) default in the performance, or breach, of any other covenant or warranty of the Company contained in the Debt Securities of such Series or set forth in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a Series of Debt Securities other than that Series) and continuance of such default or breach for a period of 90 days after due notice by the applicable Trustee or by the holders of at least 25% in principal amount of the Outstanding Securities of that Series; or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1) Additional Events of Default may be added for the benefit of holders of certain Series of Debt Securities which, if added, will be described in the Prospectus Supplement relating to such Debt Securities. The Indentures provide that the Trustee shall notify the holders of Debt Securities of each Series of any continuing default known to the Trustee which has occurred with respect to that

Series within 90 days after the occurrence thereof. The Indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of or interest on any of the Debt Securities of such Series, the applicable Trustee may withhold such notice if such Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such Series. (Section 6.5)

  The Indentures provide that if an Event of Default with respect to any Series of Debt Securities shall have occurred and be continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of that Series then outstanding may declare the principal amount of all Debt Securities of that Series to be due and payable immediately, but upon certain conditions such declaration may be annulled. (Section 5.1) Any past defaults and the consequences thereof (except a default in the payment of principal of or interest on Debt Securities of that Series) may be waived by the holders of a majority in principal amount of the Debt Securities of that Series then outstanding. (Section 5.9) The Senior Indenture also permits the Company to omit compliance with certain covenants in such Indenture with respect to Senior Securities of any Series upon waiver by the holders of a majority in principal amount of the Senior Securities of such Series then outstanding. (Section 3.7 of the Senior Indenture)

  Subject to the provisions of each Indenture relating to the duties of each Trustee, in case an Event of Default with respect to any Series of Debt Securities shall occur and be continuing, neither Trustee shall be under any obligation to exercise any of the trusts or powers vested in it by either Indenture at the request or direction of any of the holders of that Series, unless such holders shall have offered to such Trustee reasonable security or indemnity. (Section 6.1 and 6.2) The holders of a majority in aggregate principal amount of the Debt Securities of each Series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable Indenture or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that Series; provided that the Trustee may refuse to follow any direction which is in conflict with any law or such Indenture and subject to certain other limitations. (Section 5.8)

  No holder of any Debt Security of any Series will have any right by virtue or by availing of any provision of the applicable Indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to such Indenture or for any remedy thereunder, unless such holder shall have previously given the applicable Trustee written notice of an Event of Default with respect to Debt Securities of that Series and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that Series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute such proceeding as trustee and the applicable Trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the applicable Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that Series a direction inconsistent with such request. (Section 5.5) However, the right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such Debt Security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder. (Section 5.6)

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

  Each Indenture provides that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if (i) either the Company is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the Debt Securities outstanding under the Indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company and (ii) immediately after such merger or consolidation, or such sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 9.1)

SATISFACTION AND DISCHARGE OF INDENTURES

  Each Indenture with respect to any Series (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Debt Securities of such

Series) will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all principal of and interest on all the Debt Securities of such Series or the deposit with the applicable Trustee of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the Indenture and the terms of the Debt Securities of such Series. (Section 10.1)

MODIFICATION OF THE INDENTURES

  Each Indenture contains provisions permitting the Company and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each Series at the time outstanding under such Indenture, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, such Indenture or any supplemental indenture with respect to the Debt Securities of such Series or modifying in any manner the rights of the holders of the Debt Securities of such Series; provided that no such supplemental indenture may (i) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount with respect to original issue discount) or interest thereon is payable or reduce the amount of original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars, or impair or affect the right of any holder of Debt Securities to institute suit for payment thereof or, if the Debt Securities provide therefor, any right of repayment at the option of the holders of the Debt Securities, without the consent of the holder of each Debt Security so affected, (ii) reduce the aforesaid percentage of Debt Securities of such Series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Debt Securities of such Series so affected or (iii) with respect to the Subordinated Indenture, modify the provisions relating to the subordination or, if applicable, the conversion of the Subordinated Securities in a manner materially adverse to the Holders of the Subordinated Securities. (Section 8.2) Additionally, in certain prescribed instances, the Company and the Trustee may execute supplemental indentures without the consent of the holders of Debt Securities. (Section 8.1)

  The Subordinated Indenture may not be amended to alter the subordination of any outstanding Subordinated Securities without the consent of each holder of Senior Indebtedness then outstanding that would be materially adversely affected thereby. (Section 8.6 of the Subordinated Indenture)

DEFEASANCE AND COVENANT DEFEASANCE

  Each Indenture provides, if such provision is made applicable to the Debt Securities of any Series, that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest on, all Debt Securities of such Series when due) ("defeasance") or (b) with respect to the Senior Securities, to be released from its obligations with respect to such Senior Securities under Section 3.5 and 3.6 of the Indenture (being the restrictions described above under "Limitations on Liens" and "Limitations on Sale and Leaseback Transactions") and any other applicable covenants relating to the Debt Securities of such Series ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and interest, if any, on the outstanding Debt Securities of such Series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The applicable Prospectus Supplement may further describe these or other provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any Series. (Section 10.1)

APPLICABLE LAW

  The Debt Securities and the Indentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.8)

CONCERNING THE TRUSTEE

  The Bank of New York is the Trustee under the Senior Indenture. The Trustee may provide various commercial banking services to the Company from time to time.

                         DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

  The total amount of the authorized capital stock of the Company consists of 80,000,000 shares, $1.00 par value per share, of Common Stock and 10,000,000 shares of Series Preferred Stock, par value $1.00 per share (the "Series Preferred Stock"), of which 40,607,224 shares of Common Stock and no shares of Series Preferred Stock were issued and outstanding as of November 23, 1997. The Board of Directors of the Company is authorized to create and issue one or more series of Series Preferred Stock and to determine the rights and preferences of each Series, to the extent permitted by the Restated Certificate of Incorporation. The issued and outstanding shares of Common Stock are, and any shares of Common Stock to be issued on conversion of the Subordinated Securities will be, fully paid and non-assessable. The holders of outstanding shares of the Common Stock are entitled to receive dividends, subject to the prior rights of any outstanding Series Preferred Stock, out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company.

  Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Company in any manner not inconsistent with the laws of the State of Delaware or the Restated Certificate of Incorporation of the Company, subject to the power of the stockholders (by action of holders of at least 80% shares of stock of the Company entitled to vote generally in the election of directors (the "Voting Stock")) to adopt, amend or repeal the By-laws, and the Company may in its By-laws confer powers and authorities upon its Board of Directors in addition to those conferred upon it by statute.

  Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The following summary of certain provisions of the Company's Restated Certificate of Incorporation and By-laws does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate of Incorporation and By-laws, which are filed as exhibits to the Registration Statement and are hereby incorporated herein by reference.

  The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify each officer and director of the Company to the fullest extent permitted by applicable law. The Restated Certificate of Incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  The Restated Certificate of Incorporation and By-laws of the Company contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult.

  Pursuant to the Restated Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause as provided under the Delaware General Corporation Law and only by the affirmative vote of the holders of a majority of the shares of Common Stock voting at a duly convened meeting. Vacancies on the Board of Directors may be filled by the remaining directors.

  The Restated Certificate of Incorporation also provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving holders of stock representing 5% or more of the voting power (a "Related Entity") of the then outstanding Voting Stock, such transactions must be approved by at least 80% of the combined voting power of the then outstanding Voting Stock, unless
(a) such transaction would not otherwise require a vote of stockholders, (b) the Board of Directors shall have approved, by resolution, a memorandum of understanding substantially consistent with such transaction prior to the time any party to the transaction became a Related Entity or an affiliate of a Related Entity or (c) each party to the transaction other than the Company is a corporation of which the majority of the outstanding voting shares of common stock are owned by the Company. The Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions.

  The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the Restated Certificate of Incorporation of the Company could enable a minority of the Company's stockholders to exercise veto powers over such transactions and amendments.

  Special meetings of stockholders may be called only by the Chairman of the Board or the President of the Company, and shall be called by the Secretary of the Company at the request in writing of either a majority of the Board of Directors or the holders of at least 80% of the outstanding Voting Stock. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent unless such consent is signed by the holders of at least 80% of the outstanding Voting Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company (or its majority-owned subsidiaries) for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is approved by the Company's Board of Directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder. Under
Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

RIGHTS PLAN

  On July 28, 1988, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock of the Company. The dividend was payable on August 11, 1988 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Preferred Stock, Series A, liquidation value $100.00 per share (the "Preferred Shares"), of the Company, at a price of $85.00 per share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of July 28, 1988, as amended by the Amendment dated as of December 1, 1989 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

  Until the earlier to occur of (i) 10 days following the date of public disclosure that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) 10 business days following the commencement of, or first public disclosure of an intention to commence, a tender offer or exchange offer for securities of the Company if, upon consummation thereof, such person could be the beneficial owner of 15% or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by such Common Stock certificate with a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date and such separate Right certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on August 10, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed (the "Redemption Date") by the Company, in each case, as described below.

  A holder of a convertible Subordinated Security who seeks to convert it into shares of Common Stock and receive Rights must convert such Subordinated Security prior to the earlier of the Distribution Date, the Redemption Date or the Final Expiration Date. The provisions of the Subordinated Indenture make no provision for adjustment of the conversion price or conversion rate, if any, applicable to any Series of Subordinated Securities issued thereunder upon any further issuance of Rights (or any rights that the Company determines to be comparable in purpose to the Rights) or upon any exercise of outstanding Rights (or comparable rights).

  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of other securities, cash (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid), property, evidences of indebtedness, or assets.

  The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of $3 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to 100 times the aggregate payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. The Rights are protected by customary antidilution provisions.

  Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

  In the event that, after the Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

  If a person acquires 15% or more of the Common Stock (a "Triggering Event"), then the Rights will "flip-in" and entitle each holder of a Right, except as provided below, to purchase, upon exercise at the then-current Purchase Price, that number of shares of Common Stock having a market value of two times such Purchase Price.

  Any Rights beneficially owned at any time on or after the earlier of the Distribution Date or the Stock Acquisition Date by an Acquiring Person or an affiliate or associate of an Acquiring Person (whether or not such ownership is subsequently transferred) shall become null and void upon the occurrence of a Triggering Event, and any holder of such Rights shall have no right to exercise such Rights.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated August 1, 1988, as amended August 8, 1988, August 10, 1988 and December 27, 1989. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to the Registration Statement and hereby incorporated herein by reference.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities inside or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchange on which the Offered Securities may be listed.

  If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

  If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Offered Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the applicable Prospectus Supplement.

  In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  Some or all of the Offered Securities may be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

  Certain of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the issuance of the Debt Securities offered hereby will be passed upon for the Company by Kirkland & Ellis, special counsel to the Company. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the underwriters, if any, by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended May 25, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Securities and Exchange Commission registration fee............. $103,250
      Rating Agency fees.............................................. $133,000
      Trustees' fees.................................................. $ 10,000
      Legal fees and expenses......................................... $ 50,000
      Accounting fees................................................. $  2,000
      Printing and engraving.......................................... $ 30,000
      Blue Sky fees and expenses (including legal fees and
       disbursements)................................................. $ 10,000
      Miscellaneous................................................... $ 11,750
                                                                       --------
                                                                       $350,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware ("Section 145") gives corporations the power to indemnify directors and officers under certain circumstances. The Company's Restated Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

  Article XIII of the By-laws of the Registrant provides for the indemnification of officers, directors and others against losses as a result of acting on behalf of the Registrant.

  The Registrant also maintains directors and officers liability and corporate reimbursement insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such. The general scope of coverage is any breach of duty, neglect, error, misstatement, misleading statement or omission. Such policy does not exclude liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

  The exhibits listed on the Exhibit Index, page E-I, are filed as part of the Registration Statement.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

THE REGISTRANT HEREBY UNDERTAKES THAT:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE VILLAGE OF FRANKLIN PARK, STATE OF ILLINOIS, ON THE 23RD DAY OF JANUARY, 1998.

                                          Dean Foods Company

                                             /s/ Howard M. Dean
                                          By: _________________________________
                                            Howard M. Dean
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                            President

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS HOWARD M. DEAN AND WILLIAM R. MCMANAMAN, AND EACH OF THEM (WITH FULL POWER TO EACH OF THEM TO ACT ALONE), HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 23RD DAY OF JANUARY, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


            /s/ Howard M. Dean              Chairman of the Board,
___________________________________________ Chief Executive Officer, President and
              Howard M. Dean                Director

         /s/ William R. McManaman           Vice President, Finance and Chief Financial
___________________________________________ Officer
           William R. McManaman             (Principal Financial Officer)

        /s/ William M. Luegers, Jr.         Controller (Principal Accounting Officer)
___________________________________________
          William M. Luegers, Jr.

           /s/ Edward A. Brennan            Director
___________________________________________
             Edward A. Brennan

           /s/ Lewis M. Collins             Director
___________________________________________
             Lewis M. Collins

            /s/ Paula H. Crown              Director
___________________________________________
              Paula H. Crown

          /s/ John P. Frazee, Jr.           Director
___________________________________________
            John P. Frazee, Jr.


                 SIGNATURE                                     TITLE
                 ---------                                     -----
             /s/ Bert A. Getz               Director
___________________________________________
               Bert A. Getz

              /s/ Janet Hill                Director
___________________________________________
                Janet Hill

        /s/ John S. Llewellyn, Jr.          Director
___________________________________________
          John S. Llewellyn, Jr.

           /s/ Richard P. Mayer             Director
___________________________________________
             Richard P. Mayer

           /s/ Andrew J. McKenna            Director
___________________________________________
             Andrew J. McKenna

         /s/ Thomas A. Ravencroft           Senior Vice President and President--Dairy
___________________________________________ Division, and Director
           Thomas A. Ravencroft

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                     DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
   1.1   Form of Underwriting Agreement Basic Provisions for
         Senior Securities*
   1.2   Form of Underwriting Agreement Basic Provisions for
         Subordinated Securities*
   3.1   Dean Foods Company Restated Certificate of Incorporation
         dated February 8, 1988 (filed as Exhibit 3(a) to
         Registrant's Form 10-K Annual Report for Fiscal Year
         Ended May 29, 1988 and incorporated herein by reference)
   3.2   By-Laws of Registrant, as amended January 26, 1996 (filed
         as Exhibit 3(b)
         to the Registrant's Form 10-K Annual Report for Fiscal
         Year Ended May 26, 1996 and incorporated herein by
         reference)
   4.1   Form of Senior Indenture dated as of January 15, 1998,
         between the Company and The Bank of New York, as Trustee
   4.2   Form of Senior Debt Securities
   4.3   Form of Subordinated Indenture
   4.4   Form of Subordinated Debt Securities
   4.5   Rights Agreement dated July 28, 1988 (filed as Exhibit
         4(a) to the Registrant's Form 10-K Annual Report for
         Fiscal Year Ended May 28, 1989 and incorporated herein by
         reference)
   4.6   Amendment dated December 1, 1989, to Rights Agreement
         dated July 28, 1988 (filed as Exhibit 4(b) to
         Registrant's Form 10-K Annual Report for Fiscal Year
         Ended May 27, 1990 and incorporated herein by reference)
   5     Opinion of Kirkland & Ellis as to validity of issuance
  12     Calculation of Ratio of Earnings to Fixed Charges
  23.1   Consent of Price Waterhouse LLP
  23.2   The consent of Kirkland & Ellis is included in their
         opinion filed as Exhibit 5 to this Registration Statement
  24     Power of Attorney (contained on page II-3)
  25.1   Form T-1, Statement of Eligibility under the Trust
         Indenture Act of 1939 of The Bank of New York (Senior
         Securities)
  25.2   Form T-1, Statement of Eligibility under the Trust
         Indenture Act of 1939 (Subordinated Securities)*

--------
* To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.